EXHIBIT 23.1

September 15, 2005

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Montpelier Re Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is incorporated by reference in the Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Hamilton, Bermuda